Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

March 2015 Performance Update

Equinox Frontier Funds Supplement Dated March 31, 2015 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

March performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	March 31, 2015 MTD	March 31, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	3.35%	16.41%	$131.66
Equinox Frontier Long/Short Commodity Fund-1a	5.05%	19.37%	$120.71
Equinox Frontier Masters Fund-1	3.73%	10.10%	$128.38

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of March 31, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,498,280.51
Unrealized trading gain (loss)	(613,974.97)
Less: Commissions	(22,355.46)
Less: Trading Fee paid to Managing Owner	(42,273.39)
Interest income	20,105.40

Total Income	839,782.09
EXPENSES
Broker service fees	35,669.30
Incentive fees	102,294.31
Management fees	27,545.74

Total Expenses	165,509.35

Net Income (Loss)	$674,272.74

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	157,397.64684	$20,050,650.87	$127.39
Current month additions	1,183.75296	151,545.12
Current month redemptions	(4,634.72535)	(608,449.07)
Net income (loss) for current month		674,272.74	4.27

Net asset value, end of current month	153,946.67445	$20,268,019.66	$131.66

Monthly rate of return			3.35%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$529,248.09
Unrealized trading gain (loss)	(138,561.48)
Less: Commissions	(10,128.63)
Less: Trading Fee paid to Managing Owner	(13,359.47)
Interest income	6,051.73

Total Income	373,250.24
EXPENSES
Broker service fees	11,270.57
Incentive fees	36,534.05
Management fees	10,990.84

Total Expenses	58,795.46

Net Income (Loss)	$314,454.78

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	54,248.35049	$6,233,140.34	$114.90
Current month additions	0.00000	0.00
Current month redemptions	(826.63770)	(99,302.82)
Net income (loss) for current month		314,454.78	5.81

Net asset value, end of current month	53,421.71279	$6,448,292.30	$120.71

Monthly rate of return			5.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,236,438.04
Unrealized trading gain (loss)	(604,805.68)
Less: Commissions	(12,393.66)
Less: Trading Fee paid to Managing Owner	(25,175.30)
Interest income	11,259.06

Total Income	605,322.46
EXPENSES
Broker service fees	21,239.40
Incentive fees	107,396.31
Management fees	31,004.13

Total Expenses	159,639.84

Net Income (Loss)	$445,682.62

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	95,930.62180	$11,872,504.78	$123.76
Current month additions	1,530.92324	192,989.79
Current month redemptions	(1,967.78007)	(251,745.08)
Net income (loss) for current month		445,682.62	4.62

Net asset value, end of current month	95,493.76497	$12,259,432.12	$128.38

Monthly rate of return			3.73%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$4,876,999.78
Unrealized trading gain (loss)	(1,944,940.33)
Less: Commissions	(71,836.89)
Less: Trading Fee paid to Managing Owner	(135,504.28)
Interest income	64,455.87

Total Income	2,789,174.15
EXPENSES
Trading fees	0.00
Broker service fees	43,824.54
Incentive fees	341,660.63
Management fees	88,283.05

Total Expenses	473,768.22

Net Income (Loss)	$2,315,405.93

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	479,306.12146	$64,763,010.25	$135.12
Current month additions	6,350.99851	873,806.33
Current month redemptions	(25,868.91786)	(3,758,789.11)
Net income (loss) for current month		2,315,405.93	4.50

Net asset value, end of current month	459,788.20211	$64,193,433.40	$139.62

Monthly rate of return			3.33%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,561,692.54
Unrealized trading gain (loss)	(410,176.14)
Less: Commissions	(29,872.59)
Less: Trading Fee paid to Managing Owner	(25,445.82)
Interest income	17,839.42

Total Income	1,114,037.41
EXPENSES
Trading fees	0.00
Broker service fees	11,692.77
Incentive fees	107,559.94
Management fees	43,562.47

Total Expenses	162,815.18

Net Income (Loss)	$951,222.23

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	135,058.30943	$18,345,582.35	$135.83
Current month additions	192.45968	26,107.62
Current month redemptions	(2,000.88458)	(276,260.05)
Net income (loss) for current month		951,222.23	7.11

Net asset value, end of current month	133,249.88453	$19,046,652.15	$142.94

Monthly rate of return			5.23%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$2,686,000.66
Unrealized trading gain (loss)	(1,319,958.28)
Less: Commissions	(26,992.26)
Less: Trading Fee paid to Managing Owner	(54,780.43)
Interest income	24,499.65

Total Income	1,308,769.34
EXPENSES
Trading fees	0.00
Broker service fees	23,302.27
Incentive fees	232,068.59
Management fees	67,463.05

Total Expenses	322,833.91

Net Income (Loss)	$985,935.43

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	200,793.36768	$25,841,300.91	$128.70
Current month additions	3,110.81349	401,500.18
Current month redemptions	(3,886.89092)	(502,681.19)
Net income (loss) for current month		985,935.44	4.92

Net asset value, end of current month	200,017.29025	$26,726,055.33	$133.62

Monthly rate of return			3.83%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND